PROCESS TECHNOLOGY LICENSE AGREEMENT

      THIS AGREEMENT is made, entered into by and between:

A. C.W. CHEMICAL WASTE TECHNOLOGIES LTD (hereafter called "Licensor"), a corporation organized and existing under the laws of Cyprus, having a principal office at 20 East 63rd Street, New York, New York 10021, U.S.A.; and

B.    _______________________________ (hereafter called the Licensee) a corporation organized and existing under the laws of ________ and having its principal office at ____________________.

WITNESSETH:

      WHEREAS, Licensor is the owner of proprietary technology regarding the following two Process Technologies:

      1. a First Process for the treatment of waste phosphogypsum that can produce a substantially non-toxic First Product with numerous useful end uses and which in many cases can be used with superior results as a substitute for other materials currently in use; and

      2. a Second Process for the production of Ceramic Like Material (CLM) Second products, which are composite materials containing appropriately conditioned treated phosphogypsum, synthetic resins and other materials.

      WHEREAS, for both above mentioned Processes Licensor owns or controls a pending patent application in Poland, as set forth in Appendix I, and certain PCT applications as set forth in Appendix II hereof, and Licensor is in possession of and owns or controls Know-How related to these Processes.

      WHEREAS, License desires to obtain a license to use the Know-How for both above mentioned processes i.e. for 1) the treatment of waste phosphogypsum and for its conversion into an environmentally friendly material by the First Process and a license under the Patents covering such treatment and conversion that are owned or controlled by Licensor, as exemplified in Appendix I hereof, as well as to obtain the relevant Know-How and design and engineering assistance from Licensor in connection with such treatment and conversion First Process, and sale of the licensed First Product, on the terms and conditions referred to herein and 2) the license to use the technology and Know-How related to the production of a Second Product, sometime referred to as CLM, by the Second Process, and as referred to in Patents that are exemplified by those that are set forth in APPENDIX II hereof.

      WHEREAS, Licensee desires to obtain, an option to license to use the technology and Know-How related to the production of a Second Product, sometimes referred to as CLM, by the Second Process, and as referred to in Patents that are exemplified by those that are set forth in Appendix II hereof.

      NOW, THEREOF, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      In this Agreement, the following expressions shall have the following meanings assigned to them in this article.

1.1 "Agreement" shall mean this Licensing Agreement together with Appendixes hereto, as entered into between the Licensor and the Licensee whereby granting to the Licensee a License to use the First Process, together with all of the documents to which reference had been made in this Agreement, including any amendments made to those documents by mutual agreement between the parties.


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

1.2 "Licensor" shall mean the party named as such in this Agreement or its successor or permitted assigns.

1.3 "Licensee" shall mean the party named as such in this Agreement or its successor or permitted assigns.

1.4 "Patent(s)" shall mean the patent(s) application(s) relevant to the First or Second Processes owned or controlled by the Licensor, as exemplified by the Patents set forth in Appendix I and Appendix II, as the case may be.

1.5 "Effective Date" shall mean the last date on which any party executes this Agreement, whereupon this Agreement comes into effect.

1.6 "Improvements" shall mean any modification or refinement of either of the Processes and/or Know-How related thereto, whether patented or not, which has been developed or acquired during the period covered by this Agreement, and which is capable of improving the technical and/or economic characteristics of the First or Second and/or the First or Second Processes.

1.7 "Know-How" shall mean all the technical data, information, drawings and designs and instructions relevant to the First or Second Processes, respectively and/or the First or Second Products, respectively, that is in the possession of the Licensor, and is applicable to commercial use of the respective Processes by the Licensee, and which are sufficient to enable the Licensee to construct the Plant, and to enable the Licensee's personnel to operate the Plant so as to carry out at least the First Process and manufacture at least the First Product.

1.8 "Plant" shall mean the manufacturing facilities to be built by the Licensee, at its own expense, at a site in Israel, using the First Process for the manufacturing of the First


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

      Product at nameplate capacity of one hundred fifty thousand (150,000) metric tons of treated phosphogypsum per annum based on 300 operating days per annum.

1.9 "Process" shall mean the latest commercially proven process, with respect to the First and Second Process, developed or acquired, and owned or controlled by the Licensor at the Effective Date.

1.10 "First Product" shall mean the waste phosphogypsum treated by the First Process and "Second Product" shall mean the CLM material produced by the Second Process.

                                    ARTICLE 2
                                     LICENSE

2.1 The Licensor expressly and unreservedly guarantees that it is the proprietary licensee of, and/or that it owns or controls and has lawful and full access to, the relevant Know-How and that it possesses the exclusive lawful and unlimited right and authority to grant rights to the Licensee to use the Know-How and, subject to the payment of the sums in the amounts and at the time referred into Article 4 hereof, hereby grants to the Licensee a license with the full right and authority to use said Know-How to plan, construct, operate, repair and maintain the necessary installations for the carrying out the First and Second Process and thereby manufacturing the First and Second Product; to purchase acquire make or have made any equipment apparatus, materials or other items necessary for the construction and operation of the relevant installations; to use, sell, export or otherwise dispose of the First and Second Product; and/or to improve, modify or up-date the First and Second Process and/or the First and Second Product.

2.2 Said license shall be non-exclusive for the manufacture and production of the First and Second Product, and shall also include the right for the Licensor to grant one or more sub-license(s), under the relevant Patents and to use the Know-How, to others for the same


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

      purposes and with the same limitations as expressed herein. Said license and above rights granted hereunder to Licensee shall be limited to the specific Plant referred to above for the manufacturing of up to one hundred and fifty thousand (150,000) metric tons of First Product yearly and up to five thousand (5,000) metric tons of Second Product yearly, which shall be the maximum designed capacity of the Plant.

2.3 Said Processes are covered by certain patents that include those set forth in Appendix I and Appendix II, as they may apply to each process and/or product, (including, inter alia, patent and/or patent application identification and description of the respective Patent rights, the name of the Patentee and/or Licensee, dates of issuance, country(ies) and dates of their filing, and their expiration date(s), if applicable). The Licensor hereby expressly declares that by the expiration of ninety (90) days from the Effective Date of this Agreement, it shall have caused corresponding applications for patent to be filed in _________, expressly agrees to use its best efforts to maintain such patent application(s) and patent(s) in force for their respective entire term(s) or the entire term of this Agreement, whichever is shorter. Licensor shall inform Licensee in writing, immediately after the filing of said patent application(s), that said patent application(s) have been duly filed; of the progress of the prosecution of said patent application(s); of the granting of said patent application; and of the time and requirements for maintaining such patent and/or patent application(s) in force, as well as provide Licensee with copies of all related patent applications and issued patents, and any other relevant documents.

2.4 All formalities, procedures, costs and expenses (including, legal costs, Government fees, renewal fees, and any other reasonably associated costs) relating to the, filing, prosecution, issuance and maintenance in force of the Patents throughout their respective life (including any patented improvements thereof), shall be the responsibility of and at the cost and expense of the Licensor. Should Licensor decide that it will not pursue or maintain any patent, it shall immediately (at least thirty (30) days before a terminating event is to take place) inform Licensee of such decision and permit Licensee to take over


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

      the patent property in question. Under these circumstances, Licensee shall have no obligation to pay any running royalty with respect to such patent property.

                                    ARTICLE 3
                                  IMPROVEMENTS

      The Licensor undertakes, to make available to the Licensee all improvements in the Know-How developed or acquired by the Licensor and of which it is entitled to dispose, and specifically to make available, free of charge, all developments and improvements in operating techniques, preventive maintenance and safety measures, and process developments applicable to the First Process and/or the First Product and the relevant installations, as well as all other relevant data and proprietary information which is made available, free of charge, by the Licensor to other licensed users of the Know-How.

                                    ARTICLE 4
                         LUMP-SUM PAYMENT AND ROYALTIES

4.1 In consideration of the license under the Patents referred into Appendix I hereof and for the license to use the respective Know-How, the Licensee shall pay the Licensor (a) a lump sum of US$ _________ ( ) million according to the following schedule:

      - Upon signing of this Agreement and not later than three (3) working days, the Licensee shall pay US$ ________ to the following bank account of the Licensor:
            EUROPEAN POPULAR BANK
            63, Eroon Polytechniou and Skouze Str,
            Piraeus - Greece
            A/C No.: 004-030086
            In favour of : C.W. CHEMICAL WASTE TECHNOLOGIES LTD.


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

      - Twelve months after the Effective Date this Agreement, the Licensee shall pay US$________ - to the above Licensor's Bank account or as otherwise directed by Licensor;

      - Upon completion of the Plant, but in any case no later than twenty four (24) months after the Effective Date of this Agreement, the Licensee shall pay US$________ - to the above Licensor's Bank account or as otherwise directed by Licensor.

      Additionally, in further consideration for the rights and licensed granted by this Agreement, Licensee agrees to pay Licensor a running royalty of three percent (3%) of the net sales price of any First and Second Product that is sold or otherwise disposed of. In the event that First and Second Product is disposed of without compensation to the Licensee, the net sales price of that First and Second Product shall be assumed to be the average of the net sales prices of the last preceding ten (10) tons of First and Second Product that were actually sold by Licensor.

      Said sale price shall be calculated without any deduction. All expenses incurred for the manufacture, marketing, promotion, advertising, hand outs, brochures, financing, etc., of the First and Second Product, will be exclusively born by Licensee and will not be deducted from the net sales price used to calculate the running royalties that are due to Licensor. Those royalties are net, and not to be diminished for tax in (country). Licensee will pay every tax that could diminish the above mentioned royalties.

      Running Royalties shall be due and payable for the entire life of any patent in the applicable country that contains at least one claim that is infringed by said Products and/or said Processes.

      If the First and Second Product is further processed/converted by Licensee, or is assembled in combination with other materials by the Licensee, the net sale price on which


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

royalties shall be calculated, shall be the net sales price of whatever product the Licensee finally sells to a third party.

      Licensee will provide Licensor with a monthly report, submitted by not later than the tenth (10th) of the following month, detailing the quantity sold of each First and Second Product, the total dollar value of the net sales price of each First and Second Product, and the running royalty to be paid to Licensor for the preceding month. Licensee shall pay the royalties to Licensor along with the monthly report. At Licensor's option the running royalty may be paid by crediting the corresponding amount to one or more accounts designated by Licensor and that Licensor communicates in writing to Licensee on or before the tenth day prior to the closing of the Licensee's monthly accounting period for which running royalties are being paid. Licensee shall notify Licensor of its closing date. The provisions of this Section 4.1, relating to the calculation and payment of royalties shall apply hereto mutatis-mutandis.

4.2 In addition to all of the above payments, and in the event that Licensee exercises the option referred to in Article 8 hereof, the Licensee shall immediately pay to the Licensor a lump sum of United States Dollars _____________ million (US$________) for the license to use the Know-How and technology covered by the Patents referred into Appendix II hereof, related to the production of CLM Second Products. Additionally and as part of the total price for the relevant License under these Appendix II Patents and the relevant technology, the Licensee shall pay to the Licensor a running royalty of three percent (3%) of the net sales price of the produced CLM Second Products. The running royalties calculated according to this section shall be calculated in the same manner as the running royalties were calculated above.


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

                                    ARTICLE 5
                        OTHER OBLIGATIONS OF THE LICENSOR

5.1 Upon signing of this Agreement, payment by the Licensee of 10% of the agreed lump sum referred into paragraph 4.1, and execution and delivery to the Licensor of the guarantee agreement referred into Article 6.4 hereof, the Licensor shall make available to the Licensee all of the Know-How specified under this Agreement,. except for the Process Specification Book referred to below.

5.2 Within three months from the date the Licensee notifies the Licensor as to the location of the Plant pursuant to Article 6.2 hereof, the Licensor shall provide the Licensee with the "Process Specification Book", which consists of:

      (a)   Process Flow sheets with material and energy balances,
      (b)   Technical Description of the Process,
      (c) Basic Equipment Specification (at a level sufficient for detailed engineering to be completed),
      (d)   Preliminary Process Instrumentation and Control Diagram,
      (e)   Proposed Plan Layout.

5.3 One month from the date the Licensee provides the Licensor with the Detailed Engineering as referred below in Article 6.2, the Licensor must have reviewed the detailed Engineering and advise the Licensee of any alterations required for the appropriate construction of the Plant.

5.4 Licensee shall use its best efforts to cause the Plant to be constructed in an expeditious manner. Upon completion of the Plant, the Licensor shall provide the Licensee, at the Licensee's expense, the technical assistance of three (3) qualified personnel trained in the

      Process techniques to train up to ten (10) members of the Licensee's personnel for a period of thirty (30) days, in order to ensure proper and adequate use of the transferred Know-How. Licensee shall reimburse Licensor for its entire cost for such training personnel including, but not limited to: US$________ per day per person provided, any accommodation, traveling, food and other local expenses. Licensor shall consider any reasonable request for additional training personnel and/or technical assistance and support. For any additional training personnel, technical assistance and support that may be supplied by the Licensor, all expense, including those enumerated above, shall be borne exclusively by the Licensee.

                                    ARTICLE 6
                        OTHER OBLIGATIONS OF THE LICENSEE

6.1 As to the Processes and/or the Products licensed under this Agreement, the Licensee shall exercise its best efforts and diligence in undertaking, at its own expense, all investigating, as far as those are required, to obtain and maintain required governmental approvals to manufacture, market and sell the Product(s) in ________, and shall diligently proceed to secure and maintain, as may be required from time to time, government registration and any kind of approvals, authorizations and permits necessary in________. In no case may the Licensor be held respo0sible for any claims or disputes arising from, or for any damages caused by, the non compliance of the Licensee with any Governmental requirements regarding environmental protection or any other matter.

6.2 The Licensee shall notify the Licensor of the exact, specific location of the Plant within 30 days from the Effective Date of this Agreement. For the construction of the Plant, the Licensee may hire any competent international Engineering Contractor with experience in similar plant design and construction. This Engineering Contractor will perform the details engineering based on the "Process Specification Book" referred to above in Article 5.2. The Licensee must provide the detailed engineering to the Licensor for review and


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

      comments as mentioned above in Article 5.3 as soon as it is completed and especially the following:

      (a)   Detailed Specification Sheets of all Equipment
      (b)   Detail Engineering Drawings of all Equipment
      (c) Detail Construction and Erection Plans of all required Process and Auxiliary Equipment.

6.3 Throughout the term of this Agreement the Licensor and any personnel, assistants, consultants thereof shall have free access to the Plant during normal business hours and upon ten (10) days written notice. Licensor shall have the obligation to maintain the confidentiality of any information obtained as a result of these visits that is so designated in writing as confidential by Licensee.

6.4 As a condition precedent to the Licensor's undertaking to satisfy its obligations hereunder, the Licensee shall procure and provide the Licensor with a guarantee agreement by the holders of all the shares in the Licensee. Such guarantee agreement shall have to be in form and substance satisfactory to an supplied by the Licensor in all respects at the Licensor's sole and absolute discretion.

                                    ARTICLE 7
                           SECRECY AND CONFIDENTIALITY

7.1 The Licensee shall treat all Processes and technical information, proprietary Know- How, patented processes, product specifications, patent applications, documents and drawings supplied by the Licensor as "Confidential Information" and shall not disclose such confidential information to a third party except if required date of disclosure. These obligations shall begin with the first supply or disclose of the confidential information. The Licensee shall not utilize the confidential information for any purpose other than for completing, operating, maintaining or modifying the Plant, and/or formulating and/or selling the Product(s). The Licensee shall cause all of its employees to be bound by the same obligations of confidentiality as the Licensee, the same applies for the Engineering company(ies) that will take care of the detailed engineering and the erection and construction of the Plant.

      Information received from the Licensor shall not be deemed Confidential Information when:

      (a) it enters the public domain by publication or otherwise from a source having the legal right to publish such information; or
      (b) it was documented to have been in the possession of the Licensee at the Effective Date of the Agreement; or
      (c) it is made available to the Licensee independently by a third party, who has the legal right to do so.

                                    ARTICLE 8
                                      TERM

            The term of this Agreement is agreed to be from the Effective Date hereof until the last patent containing at least one claim that covers the First or Second Process, respectively, or any portion thereof, expires.

                                    ARTICLE 9
                                   TERMINATION

9.1 In the event either party fails to perform its obligations or conditions herein required to be performed or fulfilled and if any default shall continue for thirty (30) days after receipt of written notice thereof from the non-defaulting party, the non-defaulting


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

      party shall have the right to terminate this Agreement by written notice of such termination at any time. Any right to terminate this Agreement, pursuant to this paragraph, shall be in addition to, and shall not be exclusive of, or prejudicial to, any other rights or remedies the non-defaulting party may have on account of the default of the other party. No waiver by either party of any breach of any of the provisions herein contained to be performed by the other party shall be construed as a waiver of any succeeding breach of the same or any other provision hereof.

9.2 In the event that either party shall be adjudicated as bankrupt; go into liquidation, receivership, or trusteeship; make a compromise with its creditors or enter into any similar proceedings of the same nature; or that governmental regulations, policies, or laws are promulgated, or proceedings initiated by the government in the domiciliary country of either party which preclude performance hereunder of the obligations of either party of a prolonged period of time, the other party shall be entitled without liability therefor to terminate this Agreement effective immediately before such action by notice in writing thereof to the other party. In the event that this Agreement becomes the property of a trustee or custodian or receiver in bankruptcy or similar situation for the Licensee, said trustee, custodian or receiver shall be disabled from granting any sub-license hereunder and shall be obliged to transfer the Know-How and Patent licenses back to Licensor.

                                   ARTICLE 10
                                 APPLICABLE LAW

            This Agreement shall governed by and construed in accordance with the laws of the State of New York, U.S.A. without regard to principles of conflict of Laws.


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

                                   ARTICLE 11
                                   ARBITRATION

11.1 In the event of any dispute in the interpretation or meaning of any of the articles to this Agreement, both parties shall promptly endeavor to resolve the dispute by mutual discussions and agreement. Should the dispute continue to remain unresolved, both parties to this Agreement shall resort to Arbitration as provided for herein.

      Either the Licensee or the Licensor may demand Arbitration with respect to any claim, dispute or other matter that has arisen between the parties. However, no demand for Arbitration for any such claim, disputes or other matter shall be made until the latter of.:

      (a) the date on which either of the parties has indicated its final position on such claim, dispute or matter, or
      (b) the twentieth (20th) day after one party has notified the other of its complaint in written form and no written reply has been received within twenty (20) days after such notification.

11.2 No demand for Arbitration shall be made after the thirtieth (30th) day following the date on which either of the parties has rendered its written final decision, in respect of the claim, dispute or other matter as to which Arbitration is sought. The Licensee or the Licensor, as the case may be, shall be obligated to specify that the written decision is in fact position within the meaning of this Sub-Article. Failure to demand Arbitration within said 30 day period, shall result in the expressed position becoming the final decision and therefore being binding upon the other party.


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

11.3 All claims, disputes and other matters arising out of, or relating to, this Agreement or the breach thereof, which cannot be resolved by the parties, shall be decided by Arbitration in accordance with the rules of the American Arbitration Association and, where applicable, the laws of the State of New York U.S.A. The Arbitrator shall be chosen by Agreement between the parties. Should the parties be unable to agree on the naming of the Arbitration within ten (10) days, the selection of the Arbitrator shall be made by the American Arbitration Association. The Arbitration proceedings shall be conducted in English and shall be held in a place at the discretion of the party against whom a decision is sought, but not more than 25 miles from an international airport. The party seeking the Arbitration shall bear the cost, if any, of the location of the Arbitration and of the travel expenses of not more than two (2) people representing the other party and not more than ( 2 ) of its counsel, in coming to the Arbitration, but each party shall bear its entire cost of counsel, excluding such travel expenses. The award rendered by the Arbitrator shall be final, and judgments may be entered upon it in any court having jurisdiction thereof. The party losing the arbitration shall bear cost of the Arbitrator.

11.4 The Licensor and the Licensee shall continue to carry out their obligations under the Agreement and maintain the agreed progress and running royalty payment schedule during any Arbitration proceedings, unless otherwise agreed by the parties in writing. In the event that the Arbitration concerns the amount or running royalties that are due, interest shall be owed by the Licensee at the rate of 1.5% per month on the amount of the arbitration award, if any, from the first day of the month that the running royalties were due until payment thereof.

11.5 In the event of Arbitration, the Licensor and the Licensee agree that the Arbitrator(s) shall have unrestricted access to the Plant, and to all of the books and records thereof, for the purpose of the said Arbitration. The parties shall comply with the U.S. Rules of Civil Practice and the Rules of Evidence.


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

                                   ARTICLE 12
                                  MISCELLANEOUS

12.1 In the event any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, unless otherwise agreed, this Agreement shall continue to be in full force and effect except that the said term or provision shall be deemed to be excised therefrom, so that the Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

12.2 This Agreement supersedes all communications, negotiations, and agreements, either written or oral, made prior to the Effective Date.

12.3 Licensor makes no representation that the practice of either or both Processes, or the making using and/or selling of either Product does not infringe any claim of any patent in any country of the world. Should a third party make claim against Licensee that there is such an infringement, Licensor agrees to assistance, as requested and at License's expense, in the defense against such a claim.

12.4 Licensee hereby agrees to indemnify and hold Licensor harmless against any claim against Licensor and/or Licensee by any third party in connection with the Licensee's using the instant licensed technology, carrying out either or both of the instant Licensed Processes, and/or making, using and/or selling either or both of the instant Licensed Products. Licensee further agrees to indemnify and hold Licensor harmless against any claim brought by a governmental or a governmental agency in connection with the practice of the technology licensed hereunder, and/or the making, using and/or selling of the Product(s) produced thereby.


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

            In witness whereof the parties have read, accepted and signed this Agreement.

C.W. CHEMICAL WASTE                 _______________________
TECHNOLOGIES LTD.


-----------------------------------        ----------------------------------
Dated this    day of        , 199          Dated this    day of        , 199
           --        -------      -                    --       -------     _

[CORPORATE SEAL]                           [CORPORATE SEAL]


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